Exhibit 99.1

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13G dated February 13, 2019 (including amendments thereto) with respect to the Common Units of Star Group, L.P. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: February 13, 2019

BANDERA PARTNERS LLC

	By:	/s/ Gregory Bylinsky
		Name:	Gregory Bylinsksy
		Title:	Managing Director

By:	/s/ Gregory Bylinsky
	Name:	Gregory Bylinsky

By:	/s/ Jefferson Gramm
	Name:	Jefferson Gramm